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June 22, 2000                                                     EXHIBIT 99.1
FOR IMMEDIATE RELEASE THROUGH PR NEWSWIRE
Released:  June 22, 2000 @ 8:38 p.m.

TECUMSEH PRODUCTS COMPANY ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

Tecumseh, Michigan, June 22, 2000 - Tecumseh Products Company (NASDAQ: TECUA, TECUB) today announced that it expects its earnings per share for the second quarter ending June 30, 2000 to be in a range from $1.40 to $1.47. These lower than anticipated earnings result primarily from declining profits in two of the Company's major business segments, Engine & Power Train Products and Compressor Products.

Engine & Power Train Products results have been adversely impacted by lower than expected sales of lawn and garden engines and for various utility applications including engines for generators. Additionally, the product mix has been less favorable reflecting lower than expected sales of higher margin products. It is expected that these factors will continue to impact the Engine & Power Train Group for the balance of the year. The Company is aggressively addressing these market-driven conditions and attempting to bring costs in line with projected production levels and product mix.

In the Compressor business, sales of air conditioning products in North America are well below expected rates because of continuing and accelerating competition and less than anticipated market penetration. Sales and margins of the Company's Brazilian subsidiary are also running at lower than previously forecasted levels. Indian results continue to be adversely impacted by the lingering effects of a work stoppage and start up costs associated with a new manufacturing plant. Worldwide conditions in the compressor markets are not expected to improve significantly throughout the balance of the year.

Third quarter and full year 2000 results are expected to be below 1999 levels as well.

This release contains forward-looking statements within the meaning of the "Private Securities Litigation Reform Act of 1995" and are subject to the safe harbor provisions created by that Act. Actual results may differ materially from those projected as a result of certain risks and uncertainties inherent in business forecasts as more fully described in the Company's Annual Report on Form 10-K.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for air conditioning and refrigeration products, gasoline engines and power train products for lawn and garden applications, and a diversified line of pumps for the private and commercial consumer.

Contact: Pat Walsh (517) 423-8455
         Tecumseh Products Company


                                              /s/ JOHN H. FOSS
                                           ------------------------------------
                                            Certified by John H. Foss
                                            Tecumseh Products Company
                                            Vice President, Treasurer & CFO